UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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SenesTech, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SENESTECH, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2019

On April 29, 2019, SentesTech, Inc. (“SenesTech” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s 2019 Annual Meeting of Stockholders to be held on Tuesday, June 18, 2019 at 10:00 a.m., local time, at the Holiday Inn Hotel and Suites, Phoenix Airport North at 1515 N. 44th St., Phoenix, AZ 85008.

This supplement (the “Supplement”) supplements and amends the Proxy Statement and is first being made available to Company stockholders on or about May 31, 2019. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Appointment of New Chief Executive Officer

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Commission on May 20, 2019, on May 15, 2019, SenesTech announced the appointment of Kenneth Siegel as the Company’s Chief Executive Officer, effective May 16, 2019, succeeding the Company’s co-founder, Dr. Loretta Mayer, who will remain Chair of the board of directors of the Company and Chief Scientific Officer. Mr. Siegel has been a SenesTech director since February 2019.

Mr. Siegel, 63, has over 25 years of experience as an executive and senior leader of major corporations. Since September 2018, Mr. Siegel has served as a Director on the board of directors of Babcock & Wilcox Enterprises, Inc. From December 2016 to November 2018, Mr. Siegel served in key leadership roles at Diamond Resorts International Inc., a global vacation ownership company, most recently as President since March 2017. Prior to Diamond Resorts, he served as Chief Administrative Officer and General Counsel of Starwood Hotels & Resorts, a branded lifestyle hospitality company. An instrumental member of the Starwood leadership team, Mr. Siegel was intimately involved in Starwood’s emergence as an industry leader before its acquisition by Marriott International in 2016. Mr. Siegel played a pivotal role in Starwood’s transition to an asset-light business and was the architect of transactions that drove both top- and bottom-line benefits through industry leading initiatives. Prior to joining Starwood in 2000, Mr. Siegel spent four years as the Senior Vice President and General Counsel of Cognizant Corporation and its successor companies.

Under the terms of an employment letter agreement between Mr. Siegel and the Company dated May 16, 2019, Mr. Siegel will receive an annual base salary of $275,000 and will receive a one-time signing bonus of stock options representing 700,000 shares of common stock (the “Option”), which will vest on a quarterly basis over a three-year period, and will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and standard form of option agreement. Mr. Siegel will be eligible to receive annual Incentive bonus with a target value equal to 50% of his annual base salary, payable in cash, subject to his achievement of performance objectives to be determined by the Company’s compensation committee or board of directors. In addition, after each full year of employment with the Company, subject to Board approval, Mr. Siegel will receive an annual option grant (each, an “Additional Option”) valued at 35% of his then base salary, subject to such vesting terms as determined by the Board in its discretion. The Option and Additional Options that are granted to Mr. Siegel will remain exercisable for five (5) years following the end of his continuous service with the Company. Mr. Siegel will also be eligible to participate in the standard benefits, vacation and expense reimbursement plans offered to similarly situated employees, and will enter into the Company’s standard form of indemnification agreement applicable to its directors and officers.

In the event Mr. Siegel’s termination by the Company without Cause or Mr. Siegel resigns for Good Reason (as such terms are defined in his employment letter agreement), Mr. Siegel will be entitled to severance benefits equal to twelve (12) months continuation of his then base salary. In addition, the Company will reimburse Mr. Siegel for COBRA premiums in effect on the date of termination for coverage in effect for him and, if applicable, his spouse and dependent children on such date under the Company’s group health plan(s), Finally, the vesting of Mr. Siegel’s Option and Additional Options shall be accelerated such that he will be deemed vested in those shares subject to the Options that would have vested in the twelve (12) month period following his separation date had his employment not ended.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting of Stockholders, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy and wish to change your vote based on any of the information contained in this Supplement, you may do so at any time before it is voted at the Annual Meeting. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting of Stockholders unless revoked. Information regarding how to vote your shares and how to change your vote or revoke your proxy is available in the Proxy Statement.